Exhibit 12(a)

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CNF INC.
COMPUTATION OF RATIOS OF EARNINGS (LOSS) TO FIXED CHARGES
Year Ended December 31,


(dollars in thousands)
                                    2001       2000       1999        1998        1997

Fixed Charges:
 Interest expense                 $27,992    $29,972    $25,972     $32,627     $39,553
 Capitalized interest                 864      4,636      5,864       2,342       2,077
 Dividend requirement on
  Series B Preferred Stock (1)     10,606     10,808     10,992      12,133      12,377
Interest component of
  rental expense (2)               25,033     38,161     41,363      40,750      35,607

Fixed Charges                     $64,495    $83,577    $84,191     $87,852     $89,614

Earnings (Loss):
 Income (Loss) from continuing
  operations before taxes (3)   $(695,933)  $261,196   $332,260    $253,812    $234,812
 Fixed charges                     64,495     83,577     84,191      87,852      89,614
  Capitalized interest               (864)    (4,636)    (5,864)     (2,342)     (2,077)
  Preferred dividend
   requirements (4)               (10,606)   (10,808)   (10,992)    (12,133)    (12,377)

                                $(642,908)  $329,329   $399,595    $327,189    $309,972

 Ratio                              (10.0)x      3.9x       4.7x        3.7x        3.5x

Deficiency in the coverage
 of fixed charges by earnings
 (loss) before fixed charges     (707,403)        -          -           -           -



(1) Dividends on shares of the Series B cumulative convertible preferred stock are used to pay debt service on notes issued by the Company's Thrift and Stock Plan.

(2)  Estimate of the interest portion of lease payments.

(3) For the year ended December 31, 2001, results included a $652.2 million loss from restructuring charges at Emery Worldwide and Menlo Logistics' $47.5 million loss from the business failure of a customer.

(4) Preferred stock dividend requirements included in Fixed Charges but not deducted in the determination of Income from Continuing Operations Before Income Taxes.

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